Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                   Contacts:
New York, N.Y. 10022                                         ---------
                                                             James N. Fernandez
                                                             (212)230-5315
                                                             Mark L. Aaron
                                                             (212)230-5301

             TIFFANY'S FIRST QUARTER SALES UP 15%; EARNINGS UP 12%;
             ------------------------------------------------------
                      COMPARABLE U.S. STORE SALES RISE 20%;
                      -------------------------------------
                        COMPANY PROVIDES BUSINESS OUTLOOK
                        ---------------------------------

New York, May 13, 2004 - Tiffany & Co. (NYSE-TIF) announced today that net sales in its first quarter ended April 30, 2004 increased 15% to $456,960,000, driven by strong growth in the U.S., as well as in most international markets. On a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, worldwide net sales rose 11% and comparable store sales rose 9%.

Net earnings in the quarter increased 12% to $40,308,000, or 27 cents per diluted share, compared with $35,863,000, or 24 cents per diluted share, in the prior year.

Michael J. Kowalski, chairman and chief executive officer, said, "Total sales and earnings growth in the first quarter exceeded our expectations thanks to exceptionally strong U.S. results. We are very encouraged with the way we have begun 2004."

Sales performance in Tiffany's channels of distribution was as follows:
-----------------------------------------------------------------------

     o U.S. Retail sales increased 23% in the first quarter to $213,662,000. Comparable store sales rose 20% due to a 30% increase in Tiffany's New York flagship store and 17% growth in branch store sales. The average amount spent per transaction increased. In addition, comparable store growth was broadly generated by increased sales to local-resident customers as well as to domestic and foreign tourists. At the end of the quarter, the Company operated 51 TIFFANY & CO. stores in the U.S.

     o International Retail sales rose 12% to $184,731,000 in the first quarter. On a constant-exchange-rate basis, International Retail sales rose 2% and comparable store sales declined 2%. On that basis, comparable store sales declined 10% (and



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


          total sales declined 9%) in Japan, rose 26% in other Asia-Pacific markets and rose 7% in Europe. During the quarter, the Company opened a store on Sloane Street, its fourth in London, and in Japan opened a retail boutique in Wakayama and closed one in Nagano. At the end of the quarter, the Company operated 91 TIFFANY & CO. stores in international markets.

     o Direct Marketing sales declined 1% in the first quarter to $36,899,000. A combined 15% increase in e-commerce and catalog sales resulted from an increase in the average order size and higher e-commerce orders. However, business sales declined 24%, as expected, due to the year-over-year effect of the Company's strategic decision to discontinue service award program sales during 2003.

     o Specialty Retail sales increased 11% to $21,668,000 in the first quarter primarily due to sales growth in LITTLE SWITZERLAND stores.

Other Financial Highlights:
---------------------------

     o Gross margin (gross profit as a percentage of net sales) was 56.8% in the first quarter versus 58.0% in the prior year. As expected, the decline primarily reflected a LIFO inventory charge of $3,600,000
          (versus $600,000 a year ago) to reflect higher precious metal costs, as well as incremental costs related to the opening of an additional distribution center in the third quarter of 2003.

     o Selling, general and administrative expenses ("SG&A") increased 12% in the first quarter. The ratio of SG&A as a percentage of net sales improved to 41.9% versus 43.1% a year ago.

     o    The Company's financial position remained strong at April 30, 2004:

               -    Net-debt leverage was 18% at April 30 versus 16% a year ago.

               - Net inventories at April 30 were 26% higher than a year ago primarily reflecting higher raw material and work-in-process levels to support expanded internal manufacturing and rough-diamond sourcing and, to a lesser extent, higher finished goods levels for new stores and new products and the translation effect of a weaker U.S. dollar against most currencies.



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


               - In the first quarter, the Company repurchased and retired 110,000 shares of its Common Stock at an average cost of
                    $37.54 per share. Approximately $112 million remains available for future repurchases under its currently authorized plan.

Outlook:
--------

Mr. Kowalski said, "After concluding 2003 on a healthy note in most areas of our business, we are pleased to be sustaining that strength in the U.S. and most international markets. Japan is the one notable exception due to continued weakness in the silver jewelry category. We believe that conditions in most of Tiffany's markets are favorable to support continued healthy rates of sales and earnings growth, supported by our ongoing initiatives in merchandising and marketing. Although Japan's results were disappointing, we have focused on product assortment repositioning and new product introductions and believe that incremental marketing initiatives will enhance overall customer awareness and lead to gradually improving sales and profitability."

He added, "Therefore, our global assessment leads us to believe we can achieve full year expectations that call for at least 11% growth in net sales and at least 12% growth in net earnings. In the U.S., we continue to expect high-single-digit comparable store sales growth in the second quarter and mid-single-digit growth in the second half due to more difficult year-over-year comparisons. We anticipate business to gradually improve in Japan but to not achieve comparable store sales growth until the second half. We expect to increase worldwide retail square footage of TIFFANY & CO. stores by at least 5% in 2004, consistent with our long-term objective, including the opening of four new locations in the U.S., two in Japan and at least three in other key international markets."

"We continue to expect minimal improvement in gross margin for the year, although an expected decline in the second quarter will reflect costs, not yet annualized, from the new distribution center. For the full year, we also continue to anticipate a low double-digit percentage increase in SG&A and an improved ratio of SG&A as a percentage of net sales. Therefore, we continue to expect at least a 12% increase in net earnings for 2004 which, combined with a modest increase in average shares outstanding, would lead to earnings per diluted share of at least $1.60. Tiffany's ongoing success has and will continue to reflect the distinctive and enduring appeal of its extraordinary products which, supported by proven strategies and a well-developed infrastructure, can result in healthy long-term growth," Mr. Kowalski concluded.



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


The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in LITTLE SWITZERLAND stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

Investors and analysts should note that the Company anticipates reporting its second quarter results on August 12, 2004 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

This press release contains certain "forward-looking" statements concerning expectations for sales, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Tiffany's 2003 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #



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

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                    Three Months
                                                                    Ended April 30,
                                                         -----------------------------------
                                                                     2004              2003
                                                             -------------     -------------
Net sales                                                 $       456,960  $        395,839

Cost of sales                                                     197,294           166,195
                                                             -------------     -------------

Gross profit                                                      259,666           229,644

Selling, general and administrative expenses                      191,330           170,675
                                                             -------------     -------------

Earnings from operations                                           68,336            58,969

Other expenses,  net                                                3,324             2,313
                                                             -------------     -------------

Earnings before income taxes                                       65,012            56,656

Provision for income taxes                                         24,704            20,793
                                                             -------------     -------------

Net earnings                                              $        40,308  $         35,863
                                                             =============     =============


Net earnings per share:

  Basic                                                   $          0.27  $           0.25
                                                             =============     =============

  Diluted                                                 $          0.27  $           0.24
                                                             =============     =============


Weighted-average number of common shares:

  Basic                                                           146,815           144,894
  Diluted                                                         149,481           147,438




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

                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                           April 30,           January  31,              April 30,
                                                                2004                   2004                   2003
                                                    ----------------       ----------------       ----------------
ASSETS
------

Current assets:
Cash and cash equivalents                           $        190,793       $        276,115       $        123,449
Accounts receivable, net                                     115,512                131,990                107,105
Inventories, net                                             964,954                871,251                765,780
Deferred income taxes                                         46,415                 45,043                 44,836
Prepaid expenses and other current assets                     40,410                 23,683                 35,451
                                                    ----------------       ----------------       ----------------

Total current assets                                       1,358,084              1,348,082              1,076,621

Property, plant and equipment, net                           879,105                885,092                688,092
Deferred income taxes                                              -                      -                  7,208
Other assets, net                                            180,360                157,914                172,045
                                                    ----------------       ----------------       ----------------

                                                    $      2,417,549       $      2,391,088       $      1,943,966
                                                    ================       ================       ================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                               $         95,842       $         41,948       $         57,346
Current portion of long-term debt                             49,973                 51,920                      -
Accounts payable and accrued liabilities                     185,594                209,842                156,829
Income taxes payable                                          26,480                 45,922                 27,639
Merchandise and other customer credits                        46,413                 45,527                 42,939
                                                    ----------------       ----------------       ----------------

Total current liabilities                                    404,302                395,159                284,753

Long-term debt                                               382,883                392,991                298,419
Postretirement/employment benefit obligations                 37,287                 36,746                 34,345
Deferred income taxes                                         18,516                 22,397                      -
Other long-term liabilities                                   79,756                 75,595                 89,211
Stockholders' equity                                       1,494,805              1,468,200              1,237,238
                                                    ----------------       ----------------       ----------------
                                                    $      2,417,549       $      2,391,088       $      1,943,966
                                                    ================       ================       ================




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